UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2010

Brush Engineered Materials Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6070 Parkland Blvd., Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2010, Brush Engineered Materials Inc. (the "Company") and certain of its subsidiaries entered into an amendment (the "Credit Agreement Amendment") of the Credit Agreement, dated as of November 7, 2007, among the Company; the Company’s subsidiary, Williams Advanced Materials (Netherlands) B.V.; JPMorgan Chase Bank, National Association, as administrative agent for itself and the other lenders party thereto; and the several banks and other financial institutions or entities from time to time party thereto (the "Credit Agreement"). The Credit Agreement Amendment modifies the Credit Agreement to allow the Company and its subsidiaries to incur obligations under agreements for the procurement of gold, silver, platinum, palladium and other precious metals and copper (whether styled as debt, leases, consignments or otherwise) of up to $270 million. This is an increase from $235 million.

The Credit Agreement Amendment is filed as Exhibit 4.1 to this Current Report on Form 8-K. The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is incorporated herein by reference.

The information set forth under Item 2.03 of this Current Report on Form 8-K is also incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 28, 2010, but effective as of September 30, 2010, the Company amended its largest precious metals consignment facility by entering into the Third Amended and Restated Precious Metals Agreement (the "Scotia Metals Agreement") among the Company; certain of its subsidiaries; and The Bank of Nova Scotia ("Scotia"). The Scotia Metals Agreement extends the maturity of precious metals obligations owed to Scotia through September 30, 2013, subject to early termination under certain circumstances. In addition, the Scotia Metals Agreement increases the amount of precious metals available for consignment under the facility from $110 million to $140 million and increases the applicable margin on consignment fees charged to the Company and its subsidiaries in respect of fixed rate consignments of precious metals by 200 basis points. The effectiveness of the Scotia Metals Agreement is subject to several conditions, all of which have been satisfied.

The obligations under the Scotia Metals Agreement bear interest at a floating rate or a fixed rate at the option of the Company. The Scotia Metals Agreement contains representations, warranties and covenants that are customary for agreements of this type and that are of the same nature as those contained in the Company’s other committed financing facilities. Among other things, the covenants in the Scotia Metals Agreement limit the Company’s and its subsidiaries’ ability to incur additional indebtedness; create certain liens; merge or consolidate with certain other entities; declare dividends or make distributions, stock repurchases or other restricted payments; and engage in certain affiliate transactions. In addition, the Scotia Metals Agreement requires the Company and its consolidated subsidiaries to maintain a maximum leverage ratio and a minimum fixed charge coverage ratio. The Scotia Metals Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments, the material breach of a representation or warranty, the failure to observe certain covenants or agreements and the occurrence of bankruptcy and other insolvency events. The Scotia Metals Agreement is secured by the consigned precious metals, the inventory containing any such precious metals, and the proceeds of such precious metals and inventory.

Additionally, on September 30, 2010, the Company entered into an amendment (the "CIBC Amendment") of its Consignment Agreement, dated as of October 2, 2009, among the Company; certain of its subsidiaries; Canadian Imperial Bank of Commerce; and CIBC World Markets, Inc. (the "CIBC Metals Agreement"). The CIBC Amendment extends the maturity for gold and silver obligations owed under the CIBC Metals Agreement through September 30, 2011 and extends the maturity of copper obligations owed under the CIBC Metals Agreement through September 15, 2011.

The Scotia Metals Agreement is filed as Exhibit 4.2 to this Current Report on Form 8-K. The CIBC Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing descriptions of the Scotia Metals Agreement and the CIBC Amendment are qualified in their entirety by reference to the full text of the applicable document, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

4.1 Amendment No. 4 to Credit Agreement, dated as of September 28, 2010.
4.2 Third Amended and Restated precious Metals Agreement, effective as of September 30, 2010.
10.1 Amendment No. 3 to Consignment Agreement, effective as of September 30, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brush Engineered Materials Inc.

October 4, 2010	By:	Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Treasurer & Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Amendment No. 4 to Credit Agreement, dated as of September 28, 2010.
4.2	Third Amended and Restated Precious Metals Agreement, effective as of September 30, 2010.
10.1	Amendment No. 3 to Consignment Agreement, effective as of September 30, 2010.